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     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON         , 1997
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                                        REGISTRATION NO. 34-
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                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
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                                    FORM 8-A



                           FOR REGISTRATION OF CERTAIN
                         CLASSES OF SECURITIES PURSUANT
                        TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

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                         WHEREHOUSE ENTERTAINMENT, INC.
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             (Exact name of registrant as specified in its charter)



             Delaware                                95-4608339
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            (State of                   (I.R.S. Employer Identification No.)
  incorporation or organization)



 19701 Hamilton Avenue, Torrance, California                90502-1334
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  (Address of principal executive offices)                  (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act


        Title of Each Class                Name of Each Exchange on Which
        to be so Registered                Each Class is to be Registered

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   1. If this form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A(c)(1), please check the following box. / /

   2. If this form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A(c)(2), please check the following box. / /


Securities to be registered pursuant to Section 12(g) of the Act:


                     Common Stock par value $0.01 per share
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                                (Title of class)

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                                (Title of class)


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                 INFORMATION REQUIRED IN REGISTRATION STATEMENT



ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

               The authorized capital stock of the registrant consists of 24,000,000 shares of common stock, par value $0.01 per share
     ("Common Stock"), and 3,000,000 shares of Preferred Stock, par value $0.01 per share ("Preferred Stock"), which can be issued in more than one series. As of April 30, 1997, an aggregate of 10,257,808 shares of Common Stock have been issued and are outstanding and no shares of Preferred Stock have been issued or are outstanding. The registrant has reserved 1,769,380 shares of Common Stock for issuance pursuant to the exercise of certain warrants and options discussed below.

               The following description of the registrant's capital stock is a summary of the material terms of such stock. It does not purport to be complete and is subject in all respects to applicable Delaware law, the provisions of certain agreements described below and the provisions of the registrant's Certificate of Incorporation, the Certificate of Amendment to the registrant's Certificate of Incorporation and the registrant's By-laws each of which are incorporated herein by respective reference to Exhibits 1.1, 1.2 and 1.3 hereto.

     COMMON STOCK

               The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Holders of Common Stock have the exclusive right to vote for the election of directors and for all other purposes, except as may be provided by law or by the registrant's board of directors (the "Board of Directors") in a Preferred Stock designation. Holders of Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor. Holders of Common Stock have no preemptive, conversion, or redemption rights and are not subject to further assessments by the registrant.
     In the event of liquidation, dissolution or winding up of the registrant, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and after satisfaction of the liquidation preference, if any, accorded to any outstanding Preferred Stock.

               The registrant has entered into two Registration Rights Agreements, both dated as of January 31, 1997 and each with certain and distinct holders of the Common Stock (the "Registration Rights Agreements"). The Registration Rights Agreements are incorporated herein by reference to Exhibits 1.5 and 1.6 hereto. The Registration Rights Agreements provide that the holders of the Common Stock who are parties thereto (the "Registration Rights Holders"), and certain eligible tranferees of the Common Stock (as defined therein, the "Eligible Transferees") may require the registrant to register under the Securities Act of 1933, as amended, (the "Securities Act"), all or a portion of the Common Stock held by the Registration Rights Holders and the Eligible Transferees, and to register or qualify under applicable securities laws, including in connection with an initial public offering of the Common Stock.

               Additionally, the Registration Rights Agreements provide that in the event the registrant proposes, under certain circumstances, to register any Common Stock under the Securities Act, the Registration Rights Holders and Eligible Tranferees of the Common Stock may require the registrant to include the shares of Common Stock held by the Registration Rights Holders and Eligible Transferees in such registration.

     PREFERRED STOCK

               The Board of Directors is authorized to issue from time to time Preferred Stock in one or more series and to fix from time to time before issuance the number of shares to be included in any series and the designation, relative powers, preferences and rights and qualifications, limitations or restrictions of all shares of such series. The Board of Directors may also increase or decrease the number of shares in any such series of Preferred Stock after the issuance of that series, but not below the number of shares of such series then outstanding. As to each such series, the Board of Directors is also authorized to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, the liquidation preferences and rights to subscribe for or purchase any securities of the registrant or any other corporation.

     MEETINGS OF STOCKHOLDERS

               Annual meetings of stockholders and all other meetings of stockholders shall be held at any place which may be designated by the Board of Directors or by the written consent of all persons entitled to vote at such meeting. Special meetings of stockholders, for any purpose whatsoever, may be called by the Board of Directors or by the holders of at least 35% of the shares of the registrant's capital stock then entitled to vote at an election of the registrant's directors.

               The presence at a meeting in person or by proxy of the persons entitled to vote a majority of the voting shares of registrant's capital stock constitutes a quorum for the transaction of business. Any annual or special meeting of the stockholders,


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     whether or not a quorum is present, may be adjourned from time to time by a vote of the majority of the shares present in person or by proxy.

               Except as to the election of the registrant's directors or as otherwise provided by law or the registrant's Certificate of Incorporation, the affirmative vote of a majority of the shares represented at a meeting at which a quorum is present shall be the act of the stockholders. The registrant's directors shall be elected at a meeting by a plurality of the votes of the shares present in person or represented by proxy.



     WARRANTS

               The registrant has issued three tranches of warrants (collectively, the "Warrants"), to purchase up to an aggregate of 776,000 shares of Common Stock (the "Warrant Shares"), pursuant to a Tranche A Warrant Agreement, Tranche B Warrant Agreement and Tranche C Warrant Agreement, each incorporated herein by respective reference to Exhibits 1.7, 1.8 and 1.9 hereto. As of July 7, 1997, Warrants to purchase an aggregate of 775,749 shares of Common Stock have been issued and are outstanding. The registrant anticipates that Warrants to purchase the balance of the Warrant Shares will be issued in the near future.

               The Tranche A Warrants represent the right to purchase 576,00 shares of Common Stock at an exercise price of $2.38 per share and have a five year maturity. The Tranche B Warrants represent the right to purchase 100,000 shares of Common Stock at an exercise price of $9.00 per share and have a seven year maturity. The Tranche C Warrants represent the right to purchase 100,000 shares of Common Stock at an exercise price of $11.00 per share and have a seven year maturity. The Warrants do not confer upon the holders of the Warrants any voting or other rights of the shareholders of the registrant.

               The number of Warrant Shares and the exercise price of the Warrants will be adjusted to prevent dilution in the event of a split or reverse split of the Common Stock, and in the event that the registrant pays a dividend or makes a distribution which is paid or made in the registrant's capital stock or in rights to purchase capital stock. An adjustment will also be made in the event the registrant distributes any of the registrant's assets to holders of its Common Stock, including cash dividends or distributions out of retained earnings other than cash dividends or distributions made on a quarterly or other periodic basis.
     In such event, the adjustment will enable a Warrant holder to purchase the kind and number of shares or other securities or property (including cash) receivable by a holder of the kind and number of shares of Common Stock that might otherwise have been purchased upon exercise of such Warrant.

               At its option, the Board of Directors may at any time during the term of a Warrant reduce the exercise price or increase the number of shares of Common Stock purchasable upon exercise of a Warrant.

               Each holder of a Warrant that is an "Initial Holder" under that certain Tag-Along Rights Agreement, dated as of January 31, 1997 among Cerberus Partners, L.P. ("Cerberus"), United States Trust Company of New York and the Initial Holders, in the form of Exhibit 1.10 hereto which is incorporated herein by this reference, possesses a tag-along right. The tag-along right provides that in the event that any third party proposes to purchase from Cerberus beneficial ownership of at least 750,000 shares of Common Stock, an Initial Holder may require that such third party purchase from the Initial Holder the number of Warrant Shares already exercised by the Initial Holder that is proportional to the number of shares that the third party's proposed purchase represents with respect to the sum of the number of shares of Common Stock held by Cerberus and the number of shares of Common Stock exercisable or already exercised under the Warrants. The tag-along right is non-transferable and expires three years after the issuance of the Warrants. As of July 7, 1997, only six Initial Holders holding an aggregate of 4,595 Warrants still possess tag-along rights.

     OPTIONS

               The registrant entered into that certain Non-Transferable Stock Option Agreement, dated as of January 31, 1997 (the "Option Agreement"), between the registrant and A&M Investment Associates #3, LLC ("A&M"), incorporated by reference to Exhibit 1.11 hereto. Under the Option Agreement, A&M has the right and option to purchase 331,127 shares of Common Stock at an exercise price of $9.56 per share (the "First Option"), 331,127 shares of Common Stock at an exercise price of $11.58 per share (the "Second Option"), and 331,126 shares of Common Stock at an exercise price of $14.10 per share (the "Third Option," all such options individually, an "Option," and collectively, the "Options").

               The Options vest and become exercisable in equal monthly installments on the last day of each month commencing on February 28, 1997, through October 31, 1998, and all unexercised Options expire on January 31, 2003.

               Until January 31, 1998, the number of shares purchasable upon the exercise of each Option and the exercise price of each Option are subject to adjustment in the event that the registrant issues additional shares of Common Stock. In such event (i) the number of shares purchasable under each Option will be increased by the number of shares equal to three and one- third percent (3 1/3%) of the aggregate number of the additional shares of Common Stock issued, (ii) the exercise price of the First


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     Option will be adjusted to equal the quotient of $95,000,000 divided by the total number of outstanding shares of Common Stock, (iii) the exercise price of the Second Option will be adjusted to equal the quotient of $115,000,000 divided by the total number of outstanding shares of Common Stock, and (iv) the exercise price of the Third Option will be adjusted to equal the quotient of $140,000,000 divided by the total number of outstanding shares of Common Stock.

               The number of Option shares will be adjusted to prevent dilution in the event of a split or reverse split of the Common Stock, and in the event that the registrant pays a dividend or makes a distribution which is paid or made in the registrant's capital stock or in rights to purchase capital stock.

               The exercise price of the Option shares will be adjusted in the event the registrant distributes any of the registrant's assets to holders of its Common Stock, including cash dividends or distributions out of retained earnings other than cash dividends or distributions made on a quarterly or other periodic basis. In such event, the exercise price of the Option shares will be reduced by the percent of the then current market price per share of Common Stock that is represented by the fair value of the portion of the assets distributed per share of Common Stock. However, if the then current market price per share of Common Stock is less than the then fair value of the portion of the assets distributed per share of Common Stock, the exercise price will not be adjusted and instead the holder of each Option, upon exercise of such Option, will receive in addition to the Common Stock the assets that such holder would have received had such Option been exercised immediately prior to such distribution.

               At its option, the Board of Directors may at any time during the term of an Option reduce the exercise price or increase the number of shares of Common Stock purchasable upon exercise of an Option.



ITEM 2.  EXHIBITS.

     The following exhibits are incorporated by reference into this registration statement.

     1.1 Certificate of Incorporation of the registrant filed with the Delaware Secretary of State on November 15, 1996.

     1.2 Certificate of Amendment to Certificate of Incorporation of the registrant filed with the Delaware Secretary of State on January 31, 1997.

     1.3    By-laws of the registrant.

     1.4    Specimen of Common Stock Certificate.

     1.5 Registration Rights Agreement dated as of January 31, 1997 among the registrant, Cerberus Partners, L.P., CS First Boston Securities Corporation and Bank of America Illinois.

     1.6 Registration Rights Agreement dated as of January 31, 1997 between the registrant and A&M Investment Associates #3, LLC.

     1.7 Tranche A Warrant Agreement dated as of January 31, 1997 between the registrant and United States Trust Company of New York, as the Warrant Agent. (Incorporated by reference to Exhibit 4.1 of the registrant's Annual Report on Form 10-K for the year ended
            January 31, 1997.)

     1.8 Tranche B Warrant Agreement dated as of January 31, 1997 between the registrant and United States Trust Company of New York, as the Warrant Agent. (Incorporated by reference to Exhibit 4.2 of the registrant's Annual Report on Form 10-K for the year ended
            January 31, 1997.)

     1.9 Tranche C Warrant Agreement dated as of January 31, 1997 between the registrant and United States Trust Company of New York, as the Warrant Agent. (Incorporated by reference to Exhibit 4.3 of the registrant's Annual Report on Form 10-K for the year ended
            January 31, 1997.)

     1.10 Form of Tag-Along Rights Agreement among Cerberus Partners, L.P., United States Trust Company of New York and the Initial Holders (as defined therein).

     1.11 Non-Transferable Stock Option Agreement dated as of January 31, 1997 between the registrant and A&M Investment Associates #3, LLC.


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                                    SIGNATURE

      Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                         WHEREHOUSE ENTERTAINMENT, INC.


                         By: /s/ ELIOT COBB
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                         Title: Assistant Secretary and Treasurer
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Dated:  July 28, 1997

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